QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.26

UNITED ONLINE, INC.
2008 MANAGEMENT BONUS PLAN

I.     PURPOSES OF THE PLAN

        1.01    The United Online, Inc. (the "Company") 2008 Management Bonus Plan (the "Plan") is hereby established to promote the interests of the Company by creating an incentive program to (i) attract and retain employees who will strive for excellence and (ii) motivate those individuals to set and achieve above-average objectives by providing them with rewards for contributions to the financial performance of one or more business segments of the Company.

        1.02    For purposes of the Plan, the financial performance of one or more both of the following business segments of the Company (the "Business Segments") for the 2008 fiscal year shall be measured to determine the bonus amounts (if any) payable for such fiscal year to the participants in the Plan:

    (i)
    Communications Segment

    (ii)
    Classmates Media Segment

        Accordingly, some participants may earn their bonuses based on the combined performance of the two Business Segments, and other participants may earn their bonuses based on the performance of a singe Business Segment.

II.    ADMINISTRATION OF THE PLAN

        2.01    The Plan is hereby adopted by the Compensation Committee of the Company's Board of Directors (the "Committee") and shall be administered by the Committee pursuant to the powers provided to the Committee by the Company's Board of Directors.

        2.02    The bonuses that may be earned under the Plan shall be tied to the financial performance of the applicable Business Segment or Segments for the Company's 2008 fiscal year ending December 31, 2008 (the "2008 Year").

        2.03    The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee in its sole discretion. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

III.  DETERMINATION OF PARTICIPANTS

        3.01    The following individuals (each a "Participant") will participate in the Plan on the following basis:

    (i)
    Mark R. Goldston, Frederic A. Randall, Jr., Scott H. Ray, Jeremy E. Helfand and Paul E. Jordan shall each participate on the basis of the combined financial results of the two Business Segments.

    (ii)
    Gerald J. Popek, Robert J. Taragan and Matthew J. Wisk shall each participate on the basis of the financial results for the Communications Segment.

    (iii)
    Steven B. McArthur shall participate on the basis of the financial results for the Classmates Media Segment.

        3.02    A Participant shall be eligible to receive a bonus under the Plan if employed by the Company or any of its subsidiaries on the date such bonus is paid in accordance with Section 5.01 of the Plan (the "Bonus Payment Date"). If a Participant is not employed by the Company or one of its subsidiaries on the Bonus Payment Date, then such individual will not be eligible to receive a bonus under the Plan; provided, however, that the following special partial payment provisions shall be in effect:

    (i)
    Should the Participant's employment terminate prior to the Bonus Payment Date as a result of death or permanent disability, then the Committee shall provide that individual or his estate with a pro-rated portion of the bonus such individual would have earned, based on the Company's actual performance for the 2008 fiscal year in the applicable Business Segment or Segments, had he continued in the Company's employ through the Bonus Payment Date.

    (ii)
    A Participant who is on a leave of absence or whose employment terminates after the start of the 2008 Year and recommences prior to the Bonus Payment Date may remain eligible at the discretion of the Committee, and the Committee may provide that individual with a pro-rated portion of the bonus such individual would have earned, based on the Company's actual performance for the 2008 fiscal year in the applicable Business Segment or Segments, had he remained continuously in the Company's employ through the Bonus Payment Date.

        3.03    For purposes of the Plan:

    A.
    A Participant shall be considered an employee for so long as such individual remains employed by the Company or one or more subsidiary corporations.

    B.
    Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a subsidiary of the Company, provided each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    C.
    Unless defined otherwise in any employment or severance agreement entitling the Participant to a full or pro-rated bonus upon a disability termination, permanent disability shall mean the Participant's inability, with or without reasonable accommodation, to perform the essential duties and responsibilities of his position with the Company by reason of any medically-determinable physical or mental injury that is expected to result in such individual's death or that has continued, or is expected to continue, for a period of twelve (12) consecutive months or more.

    D.
    In no event shall there be any duplication of bonus payments under this Plan and any employment agreement or severance agreement between the Company and a Participant that provides such individual with a stated bonus or bonus formula for a particular year or includes a bonus component as part of a severance pay formula thereunder. To avoid any such potential duplication, such Participant shall only be entitled to receive the greater of the bonus amount earned by him under this Plan and the bonus amount to which he may otherwise be entitled under his employment or severance agreement. The accelerated vesting of any outstanding equity awards held by the Participant under any of the Company's stock plans, including any outstanding stock options, restricted stock or restricted stock unit awards, or the extension of any exercise periods for such stock options shall not be deemed to constitute a bonus payment for purposes of this Section 3.03D.

IV.    BONUS AWARDS

        4.01    The individual bonus award payable under the Plan to each Participant for the 2008 Year shall be in the form of a stock bonus payable in shares of the Company's common stock ("Common Stock"), with the number of such shares to be based on the performance of the Business Segment or Segments to which that Participant has been assigned in accordance with Section 3.01. For Participants assigned to both the Communications and Classmates Media Business Segments, performance shall be measured in terms of the combined revenue and operating income before depreciation, amortization and certain other expenses ("Adjusted OIBDA") for both Business Segments. Accordingly, 50% of their bonus entitlement shall be based upon the achievement of the combined revenue targets ("Combined Revenue Targets") specified for those two Business Segments in attached Schedule I, and the remaining 50% of their bonus entitlement shall be based upon the achievement of the combined Adjusted

OIBDA targets ("Combined Adjusted OIBDA Targets") specified for those two Business Segments in attached Schedule I. For participants assigned to either the Communications Business Segment or the Classmates Media Business Segment, performance shall be measured in terms of the revenue and Adjusted OIBDA for the particular Business Segment to which each such Participant has been assigned. Accordingly, 50% of the bonus entitlement of each such Participant shall be based upon the achievement of the revenue targets ("Segment Revenue Targets") specified for his assigned Business Segment in attached Schedule I, and the remaining 50% of his bonus entitlement shall be based upon the achievement of the Adjusted OIBDA targets ("Segment Adjusted OIBDA Targets") specified for that Business Segment in attached Schedule I.

        4.02    The following provisions shall govern the calculation of the levels at which the Revenue Targets and Adjusted OIBDA Targets (whether measured on a Combined or Segment basis) are attained for the 2008 Year and the determination of the bonus amounts based on those calculations:

    (a)
    In determining the actual level at which Adjusted Combined or Adjusted Segment OIBDA has been attained, Adjusted OIBDA will be determined consistent with the Company's historical methodology for calculating Adjusted OIBDA for financial reporting purposes; provided, however, (1) Adjusted OIBDA shall be calculated before restructuring expenses, merger related expenses, stock-based compensation expenses and other expenses associated with the relocation of the Company's or any of its subsidiaries' offices, (2) any bonus amounts which accrue under this Plan shall not be included as an expense in computing Adjusted OIBDA, (3) any adjustments to Adjusted OIBDA attributable to a change in accounting principles shall be excluded and (4) all items of gain, loss or expense for such fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to the disposal of a segment of a business, shall be excluded from Adjusted OIBDA.

    (b)
    In the event the Company acquires other companies or businesses during the 2008 Year, the financial performance of those acquired entities shall not be taken into account in determining whether the Combined or Segment Revenue Targets and Combined or Segment Adjusted OIBDA Targets for the 2008 Year have been achieved.

    (c)
    In the event that revenue or Adjusted OIBDA (whether on a Combined or Segment basis) falls between two specified targets on attached Schedule I, the resulting stock bonus shall be interpolated on a straight-line basis between those two points.

        4.03    The Committee shall determine the actual level at which each applicable performance target for the 2008 Year has been attained and make the stock bonus calculations required under the Plan. The Committee's determinations and calculations shall be included as part of the formal minutes of the meeting at which such determinations are made.

        4.04    No Participant shall earn or accrue any right to any portion of a bonus award hereunder until the Bonus Payment Date.

V.     PAYMENT OF BONUS AWARDS

        5.01    The actual bonus to which each Participant becomes entitled based on the level at which the Revenue and Adjusted OIBDA Targets (whether measured on a Combined or Segment basis) are actually attained for the 2008 Year shall be paid in shares of Common Stock drawn from the Company's 2001 Stock Incentive Plan (the "Stock Plan"). The actual number of shares of Common Stock payable to each Participant based on the attained level of such Revenue and Adjusted OIBDA Targets shall be determined in accordance with the schedule set forth on attached Schedule II. The bonus payments shall be distributed on the February 16, 2009 Bonus Payment Date.

        5.02    The number of bonus shares allocated to each Participant in attached Schedule II at each level of performance attainment has been determined by dividing a percentage of the Participant's base salary for the 2008 fiscal year (ranging from 50% to 100% of Mr. Goldston's base salary per performance target and from 30% to 70% of base salary per performance target for all other Participants) by $10.79, the average of the daily closing prices of the Common Stock during the first quarter of 2008. Solely for purposes of applying any severance benefit formula based on the bonus paid under this Plan to any Participant for the 2008 fiscal year, the amount of such bonus shall be deemed equal to the cash amount obtained by multiplying (i) the number of shares of Common Stock to which the Participant becomes entitled under this Plan on the basis of the levels at which the applicable Revenue and Adjusted OIBDA targets for the 2008 Year are attained by (ii) $10.79, as adjusted to reflect any stock splits, stock dividends or other similar events affecting the outstanding number of shares of Common Stock without the Company's receipt of consideration, and shall not be deemed equal to the Fair Market Value (as defined in Section 5.04) of the bonus shares issued to the Participant on the Bonus Payment Date.

        5.03    Unless the Participant is notified to the contrary by the Company (in writing or by electronic mail) at least thirty (30) days prior to the Bonus Payment, the Company shall withhold, from the shares of Common Stock otherwise issuable to each Participant as his bonus payment hereunder, a portion of those shares with a "Fair Market Value" (as defined below) on the issuance date equal to the applicable federal, state and local income and employment withholding taxes; provided, however, that (i) the number of shares of Common Stock which the Company shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Company's required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income and (ii) the Company shall not withdraw the right to such stock withholding from any Participant who has a contractual right to such method of tax withholding in his employment agreement or any other agreement in effect with the Company on the Bonus Payment Date. Should the Company provide notice to one or more Participants without such contractual rights that the stock withholding procedure is not to be utilized by the Company, then those Participants must deliver a check to the Company for the applicable withholding taxes on the Bonus Payment Date.

        5.04    For purposes of the Plan, the Fair Market Value per share of Common Stock on any relevant date shall be equal to the closing selling price per share on such date on the Nasdaq Global Select Market or, if such date is not a date on which the Common Stock is traded, then the closing selling price per share on the Nasdaq Global Select Market for the immediately preceding trading date shall be determinative of Fair Market Value.

VI.   GENERAL PROVISIONS

        6.01    The Committee may at any time amend, suspend or terminate the Plan, provided such action is effected by written resolution. Moreover, the Committee reserves the right to amend this Plan as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

        6.02    No amounts awarded or accrued under this Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company. Plan participants shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.

        6.03    No Participant shall have the right to alienate, pledge or encumber his/her interest in this Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

        6.04    Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan, shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration. Rather, each employee will be employed "at-will," which means that either such employee or the Company may terminate the employment relationship at any time for any reason, with or without cause, subject in each case to any employment agreement between such person and the Company or any of its subsidiaries.

        6.05    This is the full and complete agreement between the Participants and the Company with respect to their incentive bonus compensation for the 2008 fiscal year and the related service period through the Bonus Payment Date. This Plan does not supersede, but is supplemental to, any provisions of any employment agreement to which any of the Participants in this Plan may be party.

Schedule I—Targets

        Targets Approved by the Compensation Committee.

Schedule II—Stock Bonus Amounts

Payout Level for Revenue Target	Goldston (# shares)	Payout Level for Adjusted OIBDA Target	Goldston (# shares)
1	44,149	1	44,149
2	52,979	2	52,979
3	66,224	3	66,224
4	75,054	4	75,054
5	79,469
6	83,884	5	83,884
7	88,299	6	88,299

Payout Level for Revenue Target	Randall (# shares)	Ray (# shares)	Helfand (# shares)	Jordan (# shares)	Popek (# shares)	Wisk (# shares)	Taragan (# shares)	McArthur (# shares)
1	12,228	12,171	10,452	8,505	12,228	11,569	8,877	14,318
2	16,304	16,228	13,936	11,340	16,304	15,426	11,836	19,091
3	20,380	20,285	17,421	14,175	20,380	19,282	14,796	23,864
4	22,418	22,313	19,163	15,593	22,418	21,210	16,275	26,251
5	24,456	24,342	20,905	17,010	24,456	23,139	17,755	28,637
6	26,494	26,370	22,647	18,428	26,494	25,067	19,234	31,024
7	28,532	28,399	24,389	19,845	28,532	26,995	20,714	33,410

Payout Level for Adjusted OIBDA Target	Randall (# shares)	Ray (# shares)	Helfand (# shares)	Jordan (# shares)	Popek (# shares)	Wisk (# shares)	Taragan (# shares)	McArthur (# shares)
1	12,228	12,171	10,452	8,505	12,228	11,569	8,877	14,318
2	16,304	16,228	13,936	11,340	16,304	15,426	11,836	19,091
3	20,380	20,285	17,421	14,175	20,380	19,282	14,796	23,864
4	24,456	24,342	20,905	17,010	24,456	23,139	17,755	28,637
5	26,494	26,370	22,647	18,428	26,494	25,067	19,234	31,024
6	28,532	28,399	24,389	19,845	28,532	26,995	20,714	33,410

QuickLinks

  Exhibit 10.26
Schedule II—Stock Bonus Amounts